UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 29, 2010

AUSTRALIAN OIL & GAS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26721	84-1379164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2480 North Tolemac Way, Prescott, Arizona	86305
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:      (928) 778-1450

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

RESULTS OF DRILLING OF CORNEA-3 EXPLORATION/APPRAISAL WELL
(WA-342-P) AND BRAVEHEART-1 EXPLORATION WELL (WA-333-P)

Drilling operations for Cornea-3 well and Braveheart-1 well have concluded.

Cornea-3 (WA-342-P)

In late December 2009 the Cornea-3 well penetrated the targeted Middle Albian and Lower Jamieson Formation B and C sand reservoir interval, 2.2 metres deeper than predicted, but, as planned, just below the predicted gas oil contact.  The well was then deepened to penetrate exploration targets in the Early Albian and Aptian of the Lower Heywood Formation before terminating at a total depth of 910.6 metres (measured depth below rotary table or MDRT).  The data obtained while drilling indicated the intersection of a hydrocarbon bearing column in the Middle Albian, Lower Jamieson Formation.  The exploration targets in the Lower Heywood Formation did not contain hydrocarbons.

The objectives of the Cornea-3 well were to define the location of hydrocarbon contacts and to obtain data relating to the potential reservoir qualities of the Middle Albian and Lower Jamieson Formation.

Following the conclusion of drilling, a series of logs were run, including a Magnetic Resonance log, as conventional logging tools are unable to resolve the reservoir properties due to the glauconitic nature of the rocks.  In addition a wireline formation tester was run to assess the pressure within the reservoir and to take fluid samples.

The results of drilling and logging can be summarised as follows.

1.
An oil column of 20.4m metres was intersected between the gas oil contact at 785.6m MDRT and the free water level (as defined by pressure data) at 806m MDRT.  The logging has established a clear oil and water gradient – a significant improvement on the position known before the well was drilled.  This will better enable the assessment of the aggregate quantity of hydrocarbons across the greater Cornea feature.

2.
Extensive efforts were made to sample the oil, but the unconsolidated nature of the reservoir meant, that on every attempt, the test tools became blocked with sand preventing fluid sampling.   The failure to recover fluid samples was somewhat disappointing, but oil samples had been obtained by the previous operator.

3.	A considerable number of pressure testing results were obtained which enabled the establishment of oil and water gradients and hydrocarbon contacts.

4.
The condition of the hole through the hydrocarbon bearing section was excellent and enabled the recovery of high quality log data from the Magnetic Resonance tool.  These data are now being analysed to deduce reservoir porosity, permeability, water saturation and oil viscosity.

Overall, the results of Cornea-3 have clearly defined for the first time the location of an oil column.  As noted above, the condition of the hole through the reservoir section was excellent.  A great deal has been learned about how future wells can be drilled in the greater Cornea feature.  This has given the Cornea Joint Venture confidence about the ability to drill subsequent horizontal wells through the reservoir section.

Looking forward, the data obtained from Cornea-3 will enable the Cornea Joint Venture to formulate a future exploration, appraisal and development strategy now that an oil column has been proved and that good data relating to the potential reservoir performance has been obtained.

Cornea-3 was plugged and abandoned as planned.  The Songa Venus rig was then towed to the Braveheart-1 location in WA-333-P.

The participants in the Cornea-3 well and the Cornea Joint Venture were:

Moby Oil & Gas Limited (ASX Code: MOG)	22.375%
Cornea Resources Pty Ltd (subsidiary of Exoil Limited) (NSX Code: EXX)	16.750%
Cornea Oil & Gas Pty Ltd (subsidiary of Australian Oil & Gas Corporation)	17.000%
Octanex N.L. (ASX Code: OXX)	8.000%
Cornea Energy Pty Ltd (subsidiary of Goldsborough Limited)	8.500%
Auralandia N.L.	5.000%
Private Interests	22.375%

The Operator of the Cornea Joint Venture is Hawkestone Oil Pty Ltd, a wholly-owned subsidiary of Exoil Limited.

Braveheart-1 (WA-333-P)

The Braveheart-1 well spudded 29 December 2009 by the Songa Venus semi-submersible drilling rig.

During the course of drilling operations the well penetrated the targeted Lower M.australis sandstone.  After the conduct and analysis of wireline logs, it has been established that the targeted sandstone interval extended over a gross interval of 30 metres.  Within this gross sandstone interval, there are net porous sands of 22.7 metres and having an average total porosity of 28.7%.

While there was some evidence of residual hydrocarbons at the top of the reservoir interval, most of the cleaner sands were water filled.

While this result is disappointing, the well results did validate the depositional model relied upon to support the presence of a high quality reservoir interval at the Braveheart prospect.

Further data gathering actions were undertaken, following which the well was plugged and abandoned.

Braveheart-1 is situated in the Browse Basin permit WA-333-P, offshore Western Australia and was drilled into the Braveheart Prospect that straddles the WA-332-P and WA-333-P permits.

The participants in the Braveheart-1 well and the Braveheart Joint Venture are:

Moby Oil & Gas Limited (ASX Code: MOG)	26.4375%
Braveheart Resource Pty Ltd (subsidiary of Exoil Limited) (NSX Code: EXX)	25.3750%
Braveheart Oil & Gas Pty Ltd (subsidiary of Australian Oil & Gas Corporation)	14.5000%
Braveheart Energy Pty Ltd (subsidiary of Goldsborough Limited)	7.2500%
Private Interests	26.4375%

The Operator of the Braveheart Joint Venture is Hawkestone Oil Pty Ltd, a subsidiary of Exoil Limited (NSX Code: EXX).

AUSTRALIAN OIL & GAS CORPORATION

Date: 29 January, 2010	By:	/s/ Geoffrey Albers
E. Geoffrey Albers
President